Exhibit 99.1

MARKETAXESS REPORTS THIRD QUARTER 2015 REVENUES OF $74.2 MILLION,

PRE-TAX INCOME OF $35.4 MILLION AND DILUTED EPS OF $0.60

Third Quarter Financial Highlights*

•	Total trading volume of $239.7 billion, up 31.6%

•	Revenues of $74.2 million, up 15.5%

•	Pre-tax income of $35.4 million, up 25.1%

•	Diluted EPS of $0.60, up 30.4%

*	All comparisons versus third quarter 2014.

NEW YORK, October 21, 2015 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended September 30, 2015.

“Our third quarter results reflect strong market share gains across all of our core products. In spite of less favorable credit market conditions during the quarter, we reached record estimated market share levels in both U.S. high-grade and high-yield bonds”, said Richard M. McVey, Chairman and CEO of MarketAxess. “Adoption of our Open Trading solutions is growing and we saw new records during the quarter for Open Trading volume and trade count. We continue to increase our investment in all-to-all technology solutions to address liquidity challenges in the market. Our European business shows strong growth and MIFID II is likely to create additional opportunities for e-trading, post-trade regulatory reporting, and data products.”

Third Quarter Results

Total revenues for the third quarter of 2015 increased 15.5% to $74.2 million, compared to $64.2 million for the third quarter of 2014. Pre-tax income was $35.4 million, compared to $28.3 million for the third quarter of 2014, an increase of 25.1%. Pre-tax margin was 47.7%, compared to 44.0% for the third quarter of 2014. Net income totaled $22.7 million, or $0.60 per share on a diluted basis, compared to $17.5 million, or $0.46 per share, for the third quarter of 2014.

Commission revenue for the third quarter of 2015 increased 19.7% to $65.2 million, compared to $54.5 million for the third quarter of 2014. Variable transaction fees increased 26.3% to $48.0 million on total trading volume of $239.7 billion for the third quarter of 2015, compared to variable transaction fees of $38.0 million on total trading volume of $182.1 billion for the third quarter of 2014. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 17.3% on an adjusted basis, compared to an estimated 14.6% on an adjusted basis for the third quarter of 2014. For important additional information on FINRA TRACE volumes and U.S. high-grade market share, see Non-GAAP Financial Measures and Other Items below.

All other revenue, which consists of information and post-trade services, technology products and services, investment income and other revenue, decreased to $9.0 million for the third quarter of 2015, compared to $9.8 million for the third quarter of 2014. Lower technology-related professional consulting services fees and the unfavorable impact of the strengthening U.S. dollar accounted for the decline in all other revenue.

Total expenses for the third quarter of 2015 increased 8.0% to $38.8 million, compared to $36.0 million for the third quarter of 2014. The increase in total expenses was principally due to higher employee compensation and benefits costs of $2.4 million resulting from an increase in incentive and stock-based compensation costs and employee headcount.

The effective tax rate for the third quarter of 2015 was 35.7%, compared to 38.1% for the third quarter of 2014. The lower effective tax rate was principally due to a shift in income to lower tax jurisdictions and a reduction in statutory foreign and state tax rates.

Dividend

The Company’s board of directors declared a quarterly cash dividend of $0.20 per share of common stock outstanding, to be paid on November 18, 2015 to stockholders of record as of the close of business on November 4, 2015.

Share Repurchase Program

A total of 57,801 shares were repurchased in the third quarter of 2015 at a cost of $5.6 million under the Company’s $100.0 million share repurchase program. As of September 30, 2015, approximately $42.0 million was available for future repurchases under the program.

Balance Sheet Data

As of September 30, 2015, total assets were $416.3 million and included $255.9 million in cash, cash equivalents and securities available-for-sale. Total stockholders’ equity as of September 30, 2015 was $373.5 million.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA.

For purposes of calculating U.S. high-grade estimated market share, FINRA TRACE volumes have been adjusted to eliminate the increased reporting of affiliate back-to-back trade to FINRA beginning in April 2014 and the inclusion of 144A securities beginning in July 2014. Based on information provided by FINRA, the Company believes that the adjusted FINRA TRACE volumes provide a more accurate comparison to prior period reporting. The Company has provided a reconciliation of U.S. high-grade TRACE volumes to the adjusted U.S. high-grade TRACE volumes on the “Investor Relations-Volume” section of its website.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, October 21, 2015, at 10:00 a.m. Eastern time. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, credit default swaps and other fixed-income securities. MarketAxess SEF Corporation has received temporary registration from the U.S. Commodity Futures Trading Commission to operate a swap execution facility. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Salt Lake City, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	Bryant Park Financial Communications
+1-212-813-6017	+1-917-239-6726

Florencia Panizza

MarketAxess Holdings Inc.

+1-212-813-6029

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$65,178	$54,462	$198,608	$160,766
Information and post-trade services	7,671	7,600	22,982	23,641
Technology products and services	683	1,562	2,865	5,585
Investment income	248	132	621	416
Other	412	489	1,378	2,199

Total revenues	74,192	64,245	226,454	192,607

Expenses
Employee compensation and benefits	21,002	18,589	62,769	55,619
Depreciation and amortization	4,642	4,482	13,857	12,954
Technology and communications	3,891	4,359	12,196	13,300
Professional and consulting fees	3,210	3,514	9,503	10,912
Occupancy	1,246	1,127	3,470	3,318
Marketing and advertising	1,304	1,331	4,260	4,340
General and administrative[1]	3,544	2,575	9,485	7,117

Total expenses	38,839	35,977	115,540	107,560

Income before taxes	35,353	28,268	110,914	85,047
Provision for income taxes	12,638	10,764	39,368	31,877

Net income	$22,715	$17,504	$71,546	$53,170

Per Share Data:
Net income per common share
Basic	$0.62	$0.47	$1.95	$1.44
Diluted	$0.60	$0.46	$1.90	$1.40
Cash dividends declared per common share	$0.20	$0.16	$0.60	$0.48
Weighted-average common shares:
Basic	36,681	36,856	36,695	36,997
Diluted	37,643	37,805	37,636	37,947

[1]	Includes clearing costs of $0.8 million and $0.4 million for the three months ended September 30, 2015 and 2014, respectively, and $2.3 million and $0.9 million for the nine months ended September 30, 2015 and 2014, respectively.

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

	Total Commissions Revenues
	(In millions)
	(unaudited)
Transaction Fees
U.S. High-Grade	$23,337	$19,412	$76,662	$60,065
Other Credit[1]	24,091	17,948	71,321	49,938
Liquid Products[2]	598	658	1,989	2,116

Total Transaction Fees	48,026	38,018	149,972	112,119

Distribution Fees
U.S. High-Grade	15,376	14,475	43,410	42,218
Other Credit[1]	1,487	1,735	4,400	5,929
Liquid Products[3]	289	234	826	500

Total Distribution Fees	17,152	16,444	48,636	48,647

Total Commissions	$65,178	$54,462	$198,608	$160,766

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$174	$184	$183	$181
U.S. high-grade - floating-rate	37	45	44	53
Total U.S. high-grade	167	177	176	174
Other credit	286	316	292	309
Liquid products	39	42	40	44
Total	200	209	206	202

[1]	Other Credit includes high-yield, emerging markets, Eurobonds and structured products bonds.
[2]	Liquid Products includes U.S. agencies and European government bonds.
[3]	Includes CDS SEF-related revenue.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	September 30, 2015	December 31, 2014
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$160,376	$168,924
Securities available-for-sale	95,516	64,863
Accounts receivable, net	49,280	33,836
All other assets	111,150	112,261

Total assets	$416,322	$379,884

Liabilities and Stockholders’ Equity
Total liabilities	42,851	45,676
Total stockholders’ equity	373,471	334,208

Total liabilities and stockholders’ equity	$416,322	$379,884

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

Earnings Before Interest, Taxes, Depreciation and Amortization

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(In thousands)
	(unaudited)
Net income	$22,715	$17,504	$71,546	$53,170
Add back:
Interest expense	—	—	—	—
Provision for income taxes	12,638	10,764	39,368	31,877
Depreciation and amortization	4,642	4,482	13,857	12,954

Earnings before interest, taxes, depreciation and amortization	$39,995	$32,750	$124,771	$98,001

MarketAxess Holdings Inc.

Volume Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$132,625	$104,143	$413,071	$327,242
U.S. high-grade - floating-rate	7,414	5,569	21,313	17,935

Total U.S. high-grade	140,039	109,712	434,384	345,177
Other credit	84,333	56,761	244,256	161,822
Liquid products	15,353	15,665	49,501	48,594

Total	$239,725	$182,138	$728,141	$555,593

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$2,188	$1,714	$2,311	$1,836
Other credit	1,313	884	1,298	860
Liquid products	240	245	263	258

Total	$3,741	$2,843	$3,872	$2,954

Number of U.S. Trading Days[1]	64	64	188	188
Number of U.K. Trading Days[2]	65	65	189	189

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.

*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.